Exhibit 10.3

NEUROLOGIX, INC.
STAND-ALONE STOCK OPTION AGREEMENT

This Stand-Alone Stock Option Agreement (this “Agreement”) by and between NEUROLOGIX, INC. (the “Company”) and ADRIAN ADAMS (the “Optionee”) as of the effective date of the employment agreement entered into by and between the Company and Adrian Adams (such agreement, the “Employment Agreement”, and such effective date, the “Date of Grant”).

WHEREAS, pursuant to the Employment Agreement, the Company has agreed to grant the Optionee the opportunity to purchase shares of its common stock, par value $0.001 (the “Stock”),  as hereinafter provided and subject to the terms and conditions hereof; and

WHEREAS, the effectiveness of this Agreement and the exercisability of the Option granted herein have been approved by the holders of a majority of the shares of Stock of the Company entitled to vote, in a manner intended to comply with the shareholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), but the exercisability of the Option in accordance with this Agreement is contingent upon the Company sending an information statement to its shareholders in compliance with federal securities laws and the subsequent expiration of a twenty (20) day waiting period.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed and do hereby agree as follows:

1.    Number of Shares.  The Committee (as defined herein) hereby grants to the Optionee an option to purchase 13,660,063 shares of the outstanding shares of Stock of the Company (the “Option”), which is intended to equal to six percent (6%) of the Company on a “fully diluted basis” (as defined in and for purposes of the Employment Agreement) assuming a Cumulative Equity Raise (as defined in and for purposes of the Employment Agreement) of $40,000,000 at the per share price equal to Fair Market Value (as defined herein) of a share of Stock on the Date of Grant.  For purposes of this Agreement, 6,240,000 of the shares of Stock subject to the Option shall be deemed attributable to a projected Cumulative Equity Raise of $40,000,000 at a per share price equal to Fair Market Value of a share of Stock on the Date of Grant (such portion, the “Equity Raise Portion”).

2.       Adjustments.  This Option and shares of Stock subject to this Option shall be subject to adjustment or substitution by the Committee as it deems necessary or appropriate in good faith (provided that the same adjustment or substitution is made with respect to all outstanding options granted under the Company’s 2000 Stock Option Plan (the “Option Plan”)), as to the number, price or kind of a share of Stock or other consideration subject to such Option or as otherwise to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, the Optionee, or which otherwise warrants equitable adjustment.  Any adjustment shall be consistent with Code Section 162(m) and Code Section 409A, to any or all of (a) the number and kind of shares of stock issued or issuable in respect of the Option, and (b) the Exercise Price (as defined below) of the Option.  Except for adjustments pursuant to this section, the Exercise Price of the Option may not be decreased after the Date of Grant nor may any portion of the Option be surrendered to the Company as consideration for the grant of a new equity award, cash, or replacement award with a lower exercise price.

3.       Option Price.  The purchase price of the Stock subject to the Option shall be $0.50 per share (the “Exercise Price”), subject to adjustment as provided in Section 2 hereof.  In no event shall the Exercise Price be less than the Fair Market Value of a share of Stock on the Date of Grant.  “Fair Market Value” as of any given date means the average between the highest and lowest sale prices for a share of Stock reported on the Over the Counter Bulletin Board on the date prior to such date, or if there was no such sale on that date, then on the last preceding date on which a sale was reported.

4.       Term; Vesting and Exercisability of Option.

(a)      Unless the Option is previously cancelled pursuant to this Agreement, the term of the Option shall commence on the Date of Grant and terminate on the tenth (10th) anniversary of the Date of Grant.  Upon the termination of the Option, all rights of the Optionee hereunder shall cease.

(b)      Vesting and Exercisability of Option.  The Option shall vest and be exercisable as to twenty-five percent (25%) of the aggregate number of shares of Stock covered by the Option upon the Date of Grant.  Subject to Section 6 hereof, the balance will vest and become exercisable as to an additional twenty-five percent (25%) of the aggregate number of shares of Stock covered by the Option on each of the first, second and third anniversaries of the Date of Grant.  Notwithstanding the foregoing, the Equity Raise Portion shall vest and be exercisable on the later to occur of (i) the time-vesting dates set forth in this Section 4(b) and (ii) when the Equity Raise Portion vests in accordance with Section 4(c) below.

(c)      Equity Raise Portion Vesting Schedule.  Subject to Section 4(b) above, on the date of any closing of an Equity Raise (as defined in and for purposes of the Employment Agreement) (an “Equity Raise Vesting Date”), a percentage of the Equity Raise Portion shall vest for purposes of this Section 4(c) equal to (i) the amount of Cumulative Equity Raise as of such applicable Equity Raise Vesting Date divided by $40,000,000 and (ii) less any percentage of the Equity Raise Portion that has previously vested on a prior Equity Raise Vesting Date in accordance with this Section 4(c).  Notwithstanding the foregoing, once the Cumulative Equity Raise is equal to at least $40,000,000, then the remaining unvested portion of the Equity Raise Portion shall vest in full for purposes of this Section 4(c).  By way of example, and for purposes of clarification of the application of Sections 4(b) and 4(c) with respect to the Equity Raise Portion, (A) if the Initial Equity Funding (as defined in and for purposes of the Employment Agreement) equals $30,000,000, then seventy-five percent (75%) of the Equity Raise Portion shall vest and become exercisable the later of the time-vesting dates set forth in Section 4(b) above and the date of the Initial Equity Funding and (B) upon an additional Equity Raise of $10,000,000, the remaining twenty-five percent (25%) of the Equity Raise Portion shall vest and become exercisable the later of the time-vesting dates set forth in Section 4(b) and the date of such additional Equity Raise.

(d)      Duration of Exercisability. Subject to Section 6 hereof, the right of the Optionee to purchase shares with respect to which this Option has become exercisable as herein provided may be exercised in whole or in part at any time or from time to time, prior to the tenth (10th) anniversary of the Date of Grant.

5.      Payment.  Upon the exercise of all or any portion of the Option, the Exercise Price of the shares being purchased shall be paid in full either (a) in cash or by check, (b) by tendering previously acquired shares of Stock held by the Optionee having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (c) by having the Company withhold from the number of shares of Stock otherwise issuable pursuant to the exercise of the Option equal to a number of shares with a Fair Market Value on the date of exercise equal to the Exercise Price; or (d) by a combination of (a), (b), or (c).

6.      Termination; Change in Control.

(a)      In the event that the Optionee’s employment with the Company is terminated without Cause (as defined in and for purposes of the Employment Agreement), by the Optionee for Good Reason (as defined in and for purposes of the Employment Agreement), or due to the Optionee’s death or Disability (as defined in and for purposes of the Employment Agreement), the unvested portion of the Option shall vest and become exercisable in full on the date of termination (the “Termination Date”), and any unexercised portion of the vested Option shall remain exercisable for a period of twenty-four (24) months following the Termination Date.  Upon expiration of such twenty-four (24) month period, any unexercised portion of the Option shall terminate in full.  Notwithstanding the foregoing, in the event that an Optionee’s employment with the Company is terminated pursuant to this Section 6(a) prior to the full satisfaction of the additional vesting conditions applicable to the Equity Raise Portion set forth in Section 4(c) above, then the portion of the Equity Raise Portion that is not vested as of the Termination Date shall not vest and shall terminate immediately on the Termination Date.

(b)      In the event that the Optionee’s employment with the Company is terminated by the Company for Cause, the Option shall terminate on the Termination Date as to any shares of Stock subject thereto, whether vested or unvested. In the event that the Optionee’s employment with the Company is terminated by the Optionee without Good Reason, the unvested portion of the Option shall terminate on the Termination Date, and the vested portion of the Option shall remain exercisable for a period of ninety (90) days following the Termination Date.

(c)      In the event that the Optionee’s employment with the Company is terminated due to the Company’s decision not to renew the term of the Employment Agreement, the unvested portion of the Option shall vest and become exercisable in full on the Termination Date, and any unexercised portion of the vested Option shall remain exercisable for a period of twenty-four (24) months following the Termination Date.  Notwithstanding the foregoing, in the event that an Optionee’s employment with the Company is terminated pursuant to this Section 6(c) prior to the full satisfaction of the additional vesting conditions applicable to the Equity Raise Portion set forth in Section 4(c) above, then the portion of the Equity Raise Portion that is not vested as of the Termination Date shall not vest and shall terminate immediately on the Termination Date.

(d)      In the event of a Change in Control (as defined in and for purposes of the Employment Agreement), the unvested portion of the Option shall vest and become exercisable in full; provided, however, that if the additional vesting conditions applicable to the Equity Raise Portion set forth in Section 4(c) above have not been fully satisfied as of the date of the Change in Control,  then only the portion of the Equity Raise Portion that has vested in accordance with Section 4(c) shall vest on the Change in Control and the remaining unvested portion of the Equity Raise Portion shall continue to vest in accordance with Section 4(c).

(e)      Notwithstanding anything to the contrary in this Section 6, the Option shall not be exercisable later than the date of its termination as set forth in Section 4(a) hereof.

7.      Rights of Optionee.

(a)      The Optionee shall have none of the rights of a stockholder with respect to the shares covered by the Option until the shares are issued to the Optionee upon exercise of the Option.

(b)      The Option shall not interfere with or limit in any way the right the Company may have to terminate the Optionee’s employment with the Company nor confer upon the Optionee any right to continue to be an employee of the Company.

8.      Nontransferability of Option.  The Option shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during the Optionee’s lifetime only by the Optionee.

9.      Notification.

(a)      The Option shall be exercised by written notification of exercise substantially in the form of Exhibit A hereto and delivered to the Secretary of the Company in accordance with subsection (b) of this Section 9.  Such notification shall specify the number of shares of Stock to be purchased and the manner in which payment is to be made.

(b)      Any notification required or permitted hereunder shall be addressed to the Company, to the attention of the CFO at One Bridge Plaza, Fort Lee, New Jersey 07024 and to the Optionee at the address shown on the records of the Company and deposited, postage prepaid, in the United States mail; provided, however, that a notification of exercise pursuant to subsection (a) of this Section 9 shall be effective only upon receipt by the Secretary of the Company of such notification and all necessary documentation, including full payment for the shares.  Either party may, by notification to the other given in the manner aforesaid, change the address for future notices.

10.  Tax Withholding.  The Optionee may be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any shares of Stock or other property deliverable under the Option or from any compensation or other amounts owing to the Optionee, the amount (in cash, Stock or other property) of any required tax withholding and payroll taxes in respect of the Option, its exercise, or any payment or transfer under the Option, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  Without limiting the generality of the foregoing sentence, the Optionee may satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by delivery of shares of Stock owned by the Optionee with a Fair Market Value equal to such withholding liability (provided that such shares are not subject to any pledge or other security interest and either have been previously acquired by the Optionee on the open market or meet such other requirements as the Committee may determine necessary in order to avoid an accounting earnings charge), or by having the Company withhold from the number of shares of Stock otherwise issuable pursuant to the exercise or settlement of the Option a number of shares with a Fair Market Value equal to such withholding liability.

11.  Conditions to Issuance.  The Option, the exercise of the Option and the other obligations of the Company under the Option and this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.  The Company, in its discretion, may postpone the issuance or delivery of Stock under the Option as the Company may consider appropriate and may require the Optionee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations.

12.  Governing Law; Interpretation.

(a)      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

(b)     The Committee shall have final authority to (i) interpret, administer, construe, reconcile any inconsistency, correct any default and/or supply any omission in this Agreement (ii) determine whether, to what extent, and under what circumstances the Option may be settled in cash, Stock or other securities or property, and (iii) make any other determination or take any other action that the Committee deems necessary or desirable for the administration of this Agreement; provided, however, that in the event the Optionee disputes the decisions or actions or determinations of the Company or the Committee with respect to this Agreement or the Option, the Company and Executive shall resolve such disputes in accordance with the dispute resolution mechanisms under Section 11 of the Employment Agreement.  For the avoidance of doubt, terms such as Cause, Good Reason, Disability, “fully diluted basis”, and Change in Control shall be determined by the provisions of the Employment Agreement and such determinations shall be binding on the Company and the Optionee with respect to this Agreement.  No member of the Committee shall be liable for any action or determination made in good faith with respect to this Agreement.

13.   Miscellaneous.

(a)      This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Optionee and his personal representatives and assigns.

(b)     The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(c)      The titles and headings of the sections in this Agreement are for convenience of reference only, and in the event of any conflict, the text of this Agreement, rather than such titles or headings, shall control.

14.  Registration of Stock.  The Company shall register a sufficient number of shares of Stock on a Form S-8 to satisfy its obligations under this Agreement as soon as practicable following the execution of this Agreement.  The Company shall also accompany the Form S-8s with reoffer prospectuses and shall use reasonable best efforts to maintain the effectiveness of the Form S-8s and reoffer prospectuses.

15.   Administration; Maximum Option.  This Agreement shall be administered by a committee consisting solely of two or more “outside directors” of the Company’s board of directors (the “Board”) within the meaning of Code Section 162(m) and applicable regulations (the “Committee”).  As of the Date of Grant and continuing thereafter unless otherwise specified by the Board, the Committee shall be the Compensation Committee of the Board.  The maximum number of shares of Stock in respect of which an option may be granted under this Agreement at any time is the number of shares of Stock subject to the Option specified in Section 1.  No additional options may be granted pursuant to this Agreement following the Date of Grant.

16.   Representations of Optionee; Other Restrictions.  To the extent required by federal or state securities laws, the Optionee shall deliver to the Committee at the time of any exercise of any portion of the Option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof, and any other representations deemed necessary by the Committee to ensure compliance with all applicable federal and state securities laws. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of any portion of the Option shall be a condition precedent to the right of the Optionee or such other person to purchase any shares of Stock.  In the event certificates for Stock are delivered under this Agreement with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.  The obligation of the Company to make payment of the Option in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required.  Notwithstanding any terms or conditions of this Agreement to the contrary, the Company shall be under no obligation to offer to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to the Option unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless such shares may be sold pursuant to an exemption from any applicable federal or state securities law, and the Company agrees to register a sufficient number of shares of Stock subject to the Option on a Form S-8 accompanied with a reoffer prospectus.

17.  Representations of the Company.  The Company represents and warrants that, as of the Date of Grant, the effectiveness of this Agreement and the exercisability of the Option granted herein have been approved by the holders of a majority of the shares of Stock of the Company entitled to vote, in a manner intended to comply with the shareholder approval requirements of Code Section 162(m),  but the exercisability of the Option in accordance with the terms of this Agreement is contingent upon the Company sending an information statement to its shareholders in compliance with federal securities laws and the subsequent expiration of a twenty (20) day waiting period.  In connection therewith, the Company shall, within ten (10) business days after the Date of Grant, request its transfer agent to send out broker search cards, and the Company shall cause such information statement to be sent to its shareholders as soon as permissible under federal securities laws and shall in good faith take all action to promptly implement the foregoing.

18.   Effect of Certain Transactions.  In the event that (a) the Company is merged or consolidated with another corporation or entity and primarily cash considerations are received, (b) all or substantially all of the assets of the Company are acquired by another person or entity, (c) the Company is reorganized or liquidated, or (d) the Company enters into a written agreement to undergo an event described in clauses (a), (b), or (c) above, then the Committee may, in its discretion and upon at least ten (10) days’ advance notice to the Optionee, cancel any outstanding portion of the Option, subject to the Company cancelling all then outstanding stock options granted under the Option Plan, and cause the Optionee to be paid, in cash or Stock, or any combination thereof, the value of such portion based upon the price per share of Stock received or to be received by other shareholders of the Company in the event.  To the extent that the foregoing sentence is applicable and implemented, any underwater portion of the Option that has not been fully exercised before the date of the relevant event may be cancelled without consideration in the discretion of the Committee, provided, that all underwater portions of any options granted under the Option Plan are also canceled without consideration at the same time.

19.   Amendment.  This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto; provided, however, that no amendment shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to this Agreement or the Option.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Optionee has hereunto set his hand, all as of the day and year set forth above.

NEUROLOGIX, INC.

By:	/s/ Marc Panoff
Name:	Marc Panoff
Title:	Chief Financial Officer, Treasurer and Secretary

By:	/s/ Christine Sapan
Name:	Christine Sapan
Title:	Executive Vice President, Chief Development Officer

ACCEPTED:

/s/ Adrian Adams
ADRIAN ADAMS

ADRIAN ADAMS

NOTICE OF EXERCISE OF STOCK OPTION
PURSUANT TO STAND-ALONE STOCK OPTION AGREEMENT

DATE
Neurologix, inc.
One Bridge Plaza
Fort Lee, New Jersey 07024
Attn: Secretary

To Whom It May Concern:

Reference is made to the Option that Neurologix, Inc. (the “Company”) granted to me pursuant to the Stand-Alone Stock Option Agreement dated [______], 2011.  Let this letter serve as my Notice of Exercise of such Option with respect to ____________ shares of the Company’s Common Stock at the exercise price of $[___] per share.

I wish to make payment of the exercise price for the shares as indicated below (check one or more boxes):

____  CASH: My check in the amount of $_________ is enclosed herewith.

____ PREVIOUSLY ACQUIRED SHARES OF STOCK:  __________ such shares with a total fair market value of $__________ are enclosed herewith.

____ CASHLESS EXERCISE: I understand that of the __________ shares I am purchasing by this method, the net number that I will receive is __________.

In exercising this Option, I hereby agree, warrant and represent to the Company that:

•	I acknowledge that the Company has no obligation to issue a certificate evidencing any shares owned by me until the purchase price of said shares is fully paid as set forth herein.

•
If I am not exercising the Option through a Cashless Exercise procedure, I am enclosing cash and/or a certified or bank check payable to the Company in an amount equal to the sum of any local, state and federal withholding taxes due.

Sincerely,

ADRIAN ADAMS

REQUIRED INFORMATION

Name and Address	Adrian Adams
[____]

Telephone Number
Social Security Number